Exhibit 10(ff)

[USS logo]

[J. D. Garraux letterhead]

Mr. John H. Goodish

336 Snowberry Circle

Venetia, PA 15367

February 23, 2009

Dear John,

In consideration for your agreeing to (1) serve as Executive Vice President and Chief Operating Officer of United States Steel Corporation, and (2) forego your opportunity to retire under the terms of the Voluntary Early Retirement Program – 2009 (the “VERP”), the United States Steel Corporation and its successors (the “Corporation”) agree to provide you with the enhanced VERP retirement benefits outlined in paragraph B of this agreement (“Agreement”) upon your separation from service (i.e. your termination from employment from all employers of the Corporation for any reason, including your death), providing you satisfy the eligibility requirements outlined in paragraph A of the Agreement.

In the event of your death prior to separation from service, the enhanced VERP retirement benefits outlined in paragraph B of the Agreement will be (1) payable even if the eligibility requirements outlined in paragraph A have not been satisfied, and (2) calculated as if the date of your retirement was the day immediately prior to the date of your death, and (3) payable within 30 days following the date of your death.

A.	Eligibility

You will be eligible for the compensation and benefits determined in paragraph B if you continue to serve as the Executive Vice President and Chief Operating Officer of the Corporation and retire on March 31, 2011 from the Corporation. Alternatively, you will be eligible for such compensation and benefits if (1) you continue to serve in such capacity through March 31, 2011, and (2) during the period from January 1, 2011 to March 31, 2011, you request an extension of the Agreement to March 31, 2012, and the Corporation consents to such extension in writing, and (3) you continue to serve as the Executive Vice President and Chief Operating Officer of the Corporation until your retirement from the Corporation on March 31, 2012.

B.	Enhanced VERP Retirement Benefits

If you satisfy the eligibility requirements in paragraph A above, you will be eligible to receive the compensation and benefits in this paragraph B upon your separation from service, with such amounts determined using the applicable factors in effect as of the date of your retirement.

1 of 3

(1)	Severance pay: Equal to 12 months of your monthly base salary determined as of your last day of employment, payable in a lump sum within 30 days following your separation from service, subject to paragraph C, below.

(2)	Age and Service: Equal to one additional year for purposes of determining your monthly pension benefits under the USS Pension Plans, including the (1) tax-qualified pension benefit under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of the 2003), (2) the United States Steel Corporation Non Tax-Qualified Pension Plan, and (3) the United States Steel Corporation Executive Management Supplemental Pension Program.

(3)	Lump-sums under the USS Pension Plans: Determined using the applicable interest rates outlined in the USS Pension Plans for (a) retirements that occurred in January 2009 (with distributions in February 2009), or (b) retirements that occur in March of the year in which you retire (with distributions in the next month), using whichever interest rates produce the higher lump sum value.

(4)	Enhanced Employer Contributions for Retiree Medical: Equal to $20,000 for you and another $20,000 for your spouse if you are married at retirement. Such amounts will be paid in cash to help offset your premiums for health care during retirement.

Due to restrictions under the Internal Revenue Code (the “Code”), the lump sum enhancements attributable to paragraphs B.(2) and B.(3) above, if any, otherwise payable from the tax-qualified trust under the USS Pension Plans will not be paid from the tax-qualified trust. Instead, such lump sum enhancements (if any) along with the enhancement from paragraph B.(4) above will be paid to you as a supplemental severance benefit (the “Supplemental Severance Benefit”) in a lump sum within 30 days following your separation from service, subject to paragraph C below. This Supplemental Severance Benefit is in addition to the severance pay outlined in paragraph B.(1) above. In addition, a tax allowance equal to 35% of the Supplemental Severance Benefit will be paid to you on the date of payment of the underlying taxable benefit to assist you with income taxes and other withholding taxes on the Supplemental Severance Benefit; provided, further that all tax allowance amounts payable by the Corporation shall be paid by the end of your taxable year next following your taxable year in which you remit the related taxes.

C.	Section 409A

Separately, in order for United States Steel Corporation to administer the Agreement in compliance with the requirements of Section 409A of the Code, including the six-month delay requirement that applies to distributions to key employees, the enhanced VERP retirement benefits provided under paragraph B of the Agreement will be paid to you (as originally provided in the Agreement) on the first day of the seventh month following the date of your separation from service, as that term is used in Section 409A of the Code, except and to the extent excepted from coverage under or otherwise not subject to Section 409A or otherwise permissible without incurring an additional tax.

2 of 3

During this approximately six-month delay period from the date of your separation from service until the date of payment, simple interest will accrue and be payable on the date of payment of the underlying benefit, based upon the amount due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) during the months included in this six-month delay period.

Sincerely,

/s/ J. D. Garraux

Agreed to:	/s/ John H. Goodish	February 23, 2009
John H. Goodish

3 of 3